Exhibit 10.1

Executive Committee

Qualified Executive Performance Plan

The Compensation Committee (“Committee”) embraces a philosophy and guiding principles designed to achieve enhancement of long-term shareholder value.  In line with these objectives, the compensation program for senior corporate executive officers (the “Executive Committee”) consists of (i) base salary, (ii) annual incentive compensation consisting of a cash bonus if designated performance objectives are achieved, and (iii) long-term incentive opportunity composed of equity based awards related to enhancing the ongoing well being of the organization.

In addition to the performance objectives as set forth in the Strategic Executive Incentive Plan, the Committee has established pursuant to the Epiq Systems, Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Plan”) this Qualified Executive Performance Plan (the “Performance Plan”) for Eligible Employees.

Eligible Employees

•                  Epiq Systems, Inc. Chief Executive Officer

•                  Epiq Systems, Inc. Chief Operating Officer

•                  Epiq Systems, Inc. Chief Financial Officer

Section 162(m)

This Performance Plan is intended to comply with the requirements of IRC Section 162(m).  The Committee must certify in writing the attainment of performance goals set forth herein prior to the payment of awards.

Plan Components:

This Plan shall consist of two subplans:

•                  Financial Objectives Subplan

•                  Acquisition/Divesture Objectives Subplan

Satisfaction of the criteria under either subplan is independent of whether or not the criteria for the other subplan are satisfied.

Method of Payout

Payouts earned under this Performance Plan are payable in cash at the direction and sole discretion of the Committee.  Amounts awarded under this Qualified Performance Plan are made under the 2004 Plan. This Performance Plan is entirely independent of any other executive compensation plan the Committee may establish from time to time, and payment under any other plan is not and will not be contingent on the satisfaction or non-satisfaction of the terms of this plan.

Payout Pool

The Payout Pool (consisting of the combined amount payable under both the Financial Objectives Subplan and the Acquisition/Divestures Objectives Subplan) shall be paid as follows:

•	Chief Executive Officer	35%
•	Chief Operating Officer	35%
•	Chief Financial Officer	30%

The maximum payable to any Eligible Employee in a calendar year shall be three times each Eligible Employee’s annual base salary (up to a maximum of $1,000,000) effective as of January 1 of each calendar year, which is the first day of each calendar year’s Performance Plan’s performance period.

No individual will receive a payment under the Performance Plan greater than the dollar amount specified above, or his or her assigned percentage of the payout pool, whichever is less.  All payout amounts represent the maximum that may be allocated to the payout pool on satisfaction of the related performance criteria.  The Committee, in its sole discretion, may reduce or eliminate any or all amounts allocated to the payout pool regardless of whether the related criteria were satisfied.

Performance Criteria

A list of performance criteria on which the Performance Plan may be based is set forth in Section 9 of the 2004 Plan.

Financial Objectives Subplan

The performance criteria, for a calendar year period under this subplan shall consist of one or more of the performance criteria as set forth in section 9 of the 2004 Plan.  The selection of the performance criteria and the payout pool related to the achievement of the established criteria shall be adopted each year by resolution of the Committee.

Acquisition/Divesture Objectives Subplan

The Committee has determined that organic expansion and potential acquisitions and divestures are a critical component relative to the attainment of strategic objectives for the company.  Separate performance goals are set forth below.

The performance criteria under this subplan shall consist of:

•                  the acquisition or divesture of a business or portion of a business; and

•                  such acquisition or divesture having been approved by the Board on or prior to the acquisition or divesture date.

For those acquisitions or divestures for which the above criteria is satisfied prior to the end of the calendar year, an amount up to 4% of the Purchase Price or Gross Selling Price may be added to the annual Payout Pool for such calendar year.